Exhibit 23

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CNB Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-83303 and No. 333-49762) of CNB Bancorp, Inc. and subsidiaries, of our report dated February 9, 2001, relating to the consolidated statements of condition of CNB Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of CNB Bancorp, Inc.

March 26, 2001